Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the prospectus supplement to the Registration Statement of BioVie Inc. on Form S-1 (No. 333-288525) to be filed on or about October 3, 2025, of our report dated August 15, 2025, on our audits of the financial statements as of June 30, 2025 and 2024 and for each of the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EISNERAMPER LLP

Iselin, New Jersey

October 3, 2025